                              DEPOSITARY AGREEMENT


                                                              Date: May 26, 2000


ChaseMellon Shareholder Services, L.L.C.
85 Challenger Road
Ridgefield Park, NJ  07660

Attn:        Reorganization Department


Ladies and Gentlemen:

Delaware Group Dividend and Income Fund, Inc., a Maryland corporation (the "Purchaser") is offering to purchase up to 10% of its issued and outstanding shares of Common Stock, $0.01 par value (the "Shares"), for cash, upon the terms and conditions set forth in its Offer to Purchase dated June 1, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which shall include the Internal Revenue Service Form W-9), copies of which are attached hereto as Exhibits A and B, respectively, and which together, as they may be amended from time to time, constitute the "Offer." The "Expiration Date" for the Offer shall be 5:00 p.m. New York City time, on June 29, 2000 unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser from time to time, shall expire. All terms not defined herein shall have the same meaning as in the Offer.

        1) Tender of Shares. In your capacity as Depositary, you will receive tenders of shares. Subject to the terms and conditions of this Agreement, you are authorized to accept such tenders of shares in accordance with the first paragraph hereof and the Letter of Transmittal, and to act in accordance with the following instructions:

             (a) tenders of Shares may be made only in accordance with the terms and conditions set forth in the Offer to Purchase, and Shares shall be considered validly tendered to you only if:

             (i) you receive prior to the Expiration Date (x) certificates for such Shares, (or a Confirmation (as defined in paragraph (b) below) relating to such Shares) and (y) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (as defined in paragraph (b) below) relating thereto; or

             (ii) you receive (x) a Notice of Guaranteed Delivery (as defined in paragraph (b) below) relating to such Shares from an Eligible Institution (as defined in paragraph (b) below) prior to the Expiration Date and (y) certificates for such Shares (or a Confirmation relating to such Shares) and either a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message relating thereto at or prior to 5:00 P.M., New York City time, on the third New York Stock Exchange, Inc. (the "NYSE") trading day after the date of execution of such Notice of Guaranteed Delivery; and

             (iii) in the case of either clause (i) or (ii) above, determination of all questions as to the validity, form eligibility (including timeliness of receipt) and acceptance of any Shares tendered or delivered shall be determined by you on behalf of the Purchaser in the first instance, but, the Purchaser retains full discretion to make a final determination of the adequacy of the items received, as provided in Section 4 hereof.

             (b) For the purpose of this Agreement: (i) a "Confirmation" shall be a confirmation of book-entry transfer of Shares into your account at The Depository Trust Company (the "Book-Entry Transfer Facility") to be established and maintained by you in accordance with Section 3 hereof; (ii) a "Notice of Guaranteed Delivery" shall be a notice of guaranteed delivery substantially in the form attached as Exhibit C hereto or a telegram, telex, facsimile transmission or letter in such form, or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of such Book-Entry Transfer Facility and the Depositary, substantially in such form; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that such Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice; (iii) an "Eligible Institution" shall be a member firm of a national securities exchange registered with the Securities and Exchange Commission or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States; and (iv) an "Agent's Message" shall be a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming part of a Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

             (c) We acknowledge that in connection with the Offer you may enter into agreements or arrangements with a Book-Entry Transfer Facility which, among other things, provide that (i) delivery of an Agent's Message will satisfy the terms of the Offer with respect to the Letter of Transmittal, (ii) such agreements or arrangements are enforceable against the Purchaser by such Book-Entry Transfer Facility or participants therein and (iii) you, as Depositary, are authorized to enter into such agreements or arrangements on behalf of the Purchaser. Without limiting any other provision of this Agreement, you are expressly authorized to enter into any such agreements or arrangements on behalf of the Purchaser and to make any necessary and appropriate representations or warranties in connection thereunder, and any such agreement or arrangement shall be enforceable against the Purchaser.

        2) Book-Entry Account. You shall take all commercially reasonable steps to establish and, subject to such establishments, maintain an account at each Book-Entry Transfer Facility for book-entry transfers of Shares, as set forth in the Letter of Transmittal and of the Offer to Purchase. You will maintain the Book-Entry account until all Shares tendered pursuant to the Offer shall have been subject to payment or returned.

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

        3) Procedure for Defective Items. (a) You will examine any certificate representing Shares, Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or Agent's Message and any other document (including any checks or money orders payable to the Purchaser) required by the Letter of Transmittal received by you to determine whether you believe any tender may be defective. In the event you conclude that any Letter of Transmittal, Notice of Guaranteed Delivery, Agent's Message or other document has been improperly completed, executed or transmitted, any of the certificates for Shares is not in proper form for transfer (as required by the aforesaid instructions), if service fee checks or money orders are not properly executed or timely received, or if some other irregularity in connection with the tender of Shares exists, you are authorized subject to Section 4(b) hereof to advise the tendering stockholder, or transmitting Book-Entry Transfer Facility, as the case may be, of the existence of the irregularity, but you are not authorized to accept any tender not in accordance with the terms and subject to the conditions set forth in the Offer, or any other tender which you deem to be defective, unless you shall have received from the Purchaser the Letter of Transmittal which was surrendered (or if the tender was made by means of a Confirmation containing an Agent's Message, a written notice), duly dated and signed by an authorized officer of the Purchaser, indicating that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by the Purchaser.

             (b) Promptly upon your concluding that any tender is defective, you shall, after consultation with and on the written instructions of the Purchaser, use reasonable efforts in accordance with your regular procedures to notify the person tendering such Shares, or Book-Entry Transfer Facility transmitting the Agent's Message, as the case may be, of such determination and, when necessary, return the certificates and checks/or money orders (the "service fee checks") involved to such person in the manner described in Section 11 hereof. The Purchaser shall have full discretion to determine whether any tender is complete and proper and shall have the absolute right to reject any or all tenders of any particular Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for the Purchaser, be unlawful; it being specifically agreed that you shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. The interpretation by the Purchaser of the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent's Message (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

             (c) If less than all of the Shares validly tendered pursuant to the Offer are to be accepted because the Offer is oversubscribed by the Expiration Date, you shall pro-rate Shares pursuant to the terms and conditions of the Offer to Purchase and any instructions provided to you by Purchaser regarding such proration. You agree to maintain accurate records as to all Shares tendered prior to or on the Expiration Date.

        4) Notice of Withdrawal. You will return to any person tendering Shares, in the manner described in Section 10 hereof, any certificates representing Shares (and, if a complete withdrawal, the service fee checks) tendered by such person but duly withdrawn pursuant to the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by you within the time period specified for withdrawal in the Offer to Purchase at your address set forth on the back page of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn and, if the certificates representing such Shares have been delivered or otherwise identified to you, the name of the registered holder(s) of such Shares as set forth in such certificates. If the certificates have been delivered to you, then prior to the release of such certificates the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. You are authorized and directed to examine any notice of withdrawal to determine whether you believe any such notice may be defective. In the event you conclude that any such notice is defective you shall, after consultation with and on the instructions of the Purchaser, use reasonable efforts in accordance with your regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination shall be final and binding. Any Shares so withdrawn shall no longer be considered to be properly tendered unless such Shares are re-tendered prior to the Expiration Date pursuant to the Offer to Purchase.

        5) Amendment/Extension of Offer. Any amendment to or extension of the Offer, as the Purchaser shall from time to time determine, shall be effective upon notice to you from the Purchaser given prior to the time the Offer would otherwise have expired, and shall be promptly confirmed by the Purchaser in writing; provided that you may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Offer shall be terminated as permitted by the terms thereof, the Purchaser shall promptly notify you of such termination.

        6) Report of Tender Activity. At 11:00 a.m. New York City time, or as promptly as practicable thereafter on each business day, or more frequently if reasonably requested as to major tally figures, you shall advise each of the parties named below by telephone as to, based upon your preliminary review (and at all times subject to final determination by Purchaser), as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the number of Shares duly tendered on such day; (ii) the number of Shares duly tendered represented by certificates physically held by you on such day; (iii) the number of Shares represented by Notices of Guaranteed Delivery on such day; (iv) the number of Shares tendered that you have determined are defective, (v) the number of Shares withdrawn on such day; and (vi) the cumulative totals of Shares in categories (i) through (v) above through 12:00 noon, New York City time, on such day:

       (a) Michael Pellegrino

             2005 Market Street
             Philadelphia, PA  19103
             (Phone) 215-255-1477
             (Fax) 215-255-2108

       (b) If the foregoing individual is not available, then the following individual should be contacted at the same address and fax number: Eric E. Miller (phone) 215-255-1255.

You shall furnish to each of the above-named persons a written report confirming the above information which has been communicated orally on the business day following such oral communication as well as any other information reasonably requested from time to time. You shall furnish to the Information Agent (as defined in the Offer to Purchase) and the Purchaser, such reasonable information, to the extent such information has been furnished to you, on the tendering stockholders as may be requested from time to time.

You shall furnish to the Purchaser, upon request, master lists of Shares tendered for purchase, including an A-to-Z list of the tendering stockholders.

        7) Date/Time Stamp. Each document received by you relating to your duties hereunder shall be dated and time stamped when received.

        8)   Distribution of Entitlements.

      (a) If under the terms and conditions set forth in the Offer to Purchase the Purchaser becomes obligated to accept and pay for Shares tendered, upon instruction by the Purchaser and as promptly as practicable, but in any event not later than 5:00 p.m., New York City time, on the fifth NYSE trading day after the latest of: (i) the Expiration Date; (ii) the physical receipt by you of a certificate or certificates representing tendered Shares (in proper form for transfer by delivery), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a Confirmation including an Agent's Message and any other documents required by the Letter of Transmittal; and (iii) the deposit by the Purchaser with you of sufficient federal or other immediately available funds to pay, subject to the terms and conditions of the Offer, all stockholders for whom checks representing payment for Shares are to be drawn, less any adjustments required by the terms of the Offer, and all applicable tax withholdings, you shall, subject to Section 15 hereof, deliver or cause to be delivered to the tendering stockholders and designated payees, consistent with this Agreement and the Letter of Transmittal, official bank checks of the Depositary, as agent for the Purchaser, and payable through the Depositary in the amount of the applicable purchase price specified in the Offer (less any applicable tax withholding) for the Shares theretofore properly tendered and purchased under the terms and conditions of the Offer. The Purchaser will also deposit with you on your request federal or other immediately available funds in an amount equal to the total stock transfer taxes or other governmental charges, if any, payable by the Purchaser as set forth in the Offer to Purchase in respect of the transfer or issuance to the Purchaser or its nominee or nominees of all Shares so purchased. You shall apply to the proper authorities for the refund of money paid on account of such transfer taxes or other governmental charges. On receipt of such refund, you will promptly pay over to the Purchaser all money refunded.

             (b) At such time as you shall be notified by the Purchaser, you shall request the transfer agent for the Shares to effect the transfer of all Shares purchased pursuant to the Offer and to issue certificates for such Shares so transferred, in accordance with written instructions from the Purchaser, and upon your receipt thereof notify the Purchaser. The Purchaser shall be responsible to arrange for delivery of the certificates.

             (c) You hereby waive any and all rights of lien, attachment or set-off whatsoever, if any, against the securities, money, assets or property that are deposited with or received by you from the Purchaser as Depositary, whether such rights arise by reason of statutory or common law, by contract or otherwise.

        9)   Tax Reporting.

             (a) On or before January 31st of the year following the year in which the Purchaser accepts Shares for payment, you will prepare and mail to each tendering stockholder whose Shares were accepted, other than stockholders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations ("Foreign Stockholders"), a Form 1099-B reporting the purchase of Shares as of the date such Shares are accepted for payment. You will also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service in accordance with Treasury Regulations on or before February 28th of the year following the year in which the Shares are accepted for payment.

             (b) You will deduct and withhold 31% backup withholding tax from the purchase price payable with respect to Shares tendered by any stockholder, other than a Foreign Stockholder, who has not properly provided you with his taxpayer identification number, in accordance with Treasury Regulations. You will forward such witholding taxes to the Internal Revenue Service with the appropriate required documentation customarily required to discharge the Purchaser's applicable withholding obligation with respect to such transactions.

             (c) Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Purchaser instructs you in writing.

       10) Return of Shares. If, pursuant to the terms and conditions of the Offer, the Purchaser has notified you that it does not accept certain of the Shares tendered or purported to be tendered or a stockholder withdraws any tendered Shares, you shall promptly return the deposited certificates for such Shares, together with any other documents received, to the person who deposited the same. If a stockholder delivers to you a certificate representing a number of Shares in excess of the number of Shares tendered by such stockholder, you shall promptly after the Expiration Date return to such stockholder a certificate representing the Shares not tendered. Certificates for such unpurchased Shares shall be forwarded by you, at your option, by: (i) first class mail under a blanket surety bond protecting you and the Purchaser from losses or liabilities arising out of the non-receipt or nondelivery of such Shares; or (ii) registered mail insured separately for the value of such Shares. If any such Shares were tendered or purported to be tendered by means of a Confirmation containing an Agent's Message, you shall notify the Book-Entry Transfer Facility that transmitted said Confirmation of the Purchaser's decision not to accept the Shares.

       11) Instructions. Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Purchaser or the Information Agent, as the case may be, as soon as practicable. You shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which you reasonable believe to be accurate, but do not conform with the written confirmation received in accordance with this Section.

       12) Fees. Whether or not any Shares are tendered or the Offer is consummated, for your services as Depositary hereunder we shall pay to you compensation in accordance with the fee schedule attached as Schedule 1 hereto, together with reimbursement for reasonable out-of-pocket expenses, including reasonable fees and disbursements of your counsel, which are reasonably documented.

       13)   Authorizations and Protections.  As Depositary hereunder you:

             (a) shall have no duties or obligations other than those specifically set forth herein or in Exhibits A, B, and C hereto, or as may subsequently be agreed to in writing by you and the Purchaser;

             (b) shall have no obligation to make payment for any tendered Shares unless the Purchaser shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;

             (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby deposited with you or tendered through an Agent's Message hereunder and will not be required to and will make no representations as to or be responsible for the validity, sufficiency, value, or genuineness of the Offer;

             (d) shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and, where the taking of such action might in your judgment subject or expose you to any expense or liability, you shall not be required to act unless you shall have been furnished with an indemnity reasonably satisfactory to you;

             (e) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, Agent's Message or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

             (f) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to your actions as Depositary specifically covered by this Agreement (or supplementing or qualifying any such actions) of the Purchaser;

             (g) may consult counsel satisfactory to you, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel;

             (h) shall not be called upon at any time, and shall not, advise any person tendering or considering tendering pursuant to the Offer as to the wisdom of making such tender or as to the market value of any security tendered thereunder or as to any other financial or legal aspect of the Offer or any transaction related thereto;

             (i) may perform any of your duties hereunder either directly or by or through agents or attorneys and you shall be responsible for any misconduct or negligence on the part of any agent or attorney appointed by you hereunder;

              (j) shall not be liable or responsible for any recital or statement contained in the Offer or any other documents relating thereto;

             (k) shall not be liable or responsible for any failure of the Purchaser or the Parent to comply with any of their respective obligations relating to the Offer, including without limitation obligations under applicable securities laws;

             (l) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person, including without limitation the Information Agent; and

             (m) shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to you from a Book-Entry Transfer Facility, or for the actions of any other person in connection with any such message or communication.

         14) Indemnification. (a) The Purchaser and the Parent jointly and severally indemnify and hold you harmless from and against any loss, liability, claim or expense ("Loss") arising out of or in connection with your duties under this Agreement, including the costs and expenses of defending yourself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of your gross negligence or intentional misconduct. Anything in this agreement to the contrary notwithstanding, in no event shall you be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if you have been advised of the likelihood of such damages and regardless of the form of action. Any liability of ChaseMellon will be limited to the amount of fees paid by Client hereunder.

                  (b) In the event any question or dispute arises with respect to the proper interpretation of this Agreement or your duties hereunder or the rights of the Purchaser or Parent or of any stockholders surrendering certificates for Shares pursuant to the Offer, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and you may, if you in your sole discretion deem it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Purchaser and Parent and each such stockholder and party. In addition, you may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.

             This section shall survive termination of this Agreement.

       15) Termination. Unless terminated earlier by the parties hereto, this Agreement shall terminate upon (a) Purchaser's termination or withdrawal of the Offer, (b) if Purchaser does not terminate or withdraw the Offer, the date which is 6 months after the later of (i) your sending of checks to tendering stockholders in accordance with Section 9(a) hereof and (ii) your delivery of certificates to the Purchaser in accordance with Section 9(b) hereof or (c) if not terminated or withdrawn earlier, the date which is 12 months after the date of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Purchaser any certificates, funds or property then held by you as Depositary under this Agreement, and after such time any party entitled to such certificates, funds or property shall look solely to the Purchaser and not the Depositary therefore, and all liability of the Depositary with respect thereto shall cease, provided, however, that the Depositary, before being required to make such delivery to the Purchaser, may, at the expense of the Purchaser, cause to be published in a newspaper of general circulation in the City of New York with consent of the Purchaser as to such cost, or mail to each person who has tendered Shares but not received payment, or both, notice that such certificates, funds or property remain unclaimed and that after a date specified therein, which shall not be less than 30 days from the date of publication or mailing, any unclaimed balance of such certificates, funds or property will be delivered to the Purchaser.

       17) Representations, Warranties and Covenants. Purchaser represents, warrants and covenants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Purchaser or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid, binding and enforceable obligation, (d) the Offer will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Offer.

       18) Specimen Signatures. Set forth in Exhibit D hereto is a list of the names and specimen signatures of the persons authorized to act for the Parent under this Agreement. The Secretary or Assistant Secretary of the and Purchaser shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Purchaser under this Agreement.

       19) Notices. All notices, requests and other communications shall be in writing and sent or delivered to the addresses indicated on the signature page hereof.

       20)   Miscellaneous.

             a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Yorkwithout giving effect to conflict of laws rules or principles.

             b) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

             c) In the event that any claim of inconsistency between this Agreement and the terms of the Offer arise, as they may from time to time be amended, the terms of the Offer shall control, except with respect to the duties, liabilities and rights, including without limitation compensation and indemnification, of you as Depositary, which shall be controlled by the terms of this Agreement.

             d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

             e) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

             f) This Agreement may not be assigned by any party without the prior written consent of all parties.

             g) You shall not be liable for any failure or delay arising out of conditions beyond your reasonable control which may include work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

             Please acknowledge receipt of this Letter, the Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery, and confirm the arrangements herein provided by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

                            Very truly yours,
                            Delaware Group Dividend and Income Fund, Inc.

                            By:____________________________________________
                            Name:
                            Title:


                            Address for notices:

                            Delaware Group Dividend and Income Fund, Inc.
                            Attn:  Michael P. Bishof
                            1818 Market Street
                            Philadelphia, PA 19103

                            With a copy to:

                            Delaware Management Company
                            Attn:  General Counsel
                            2005 Market Street
                            Philadelphia, PA 19103

Accepted and agreed to by:

CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
as DEPOSITARY



By:___________________________________
Name:
Title:
Address for notices:

CHASEMELLON SHAREHOLDER SERVICES, L.L.C.











Exhibit A    Offer to Purchase
Exhibit B    Letter of Transmittal
Exhibit C    Notice of Guaranteed Delivery

                                   SCHEDULE 1


                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                                Schedule of Fees
                                       as
                                   Depositary

==========================================================================================================

    I.    Acceptance Fee (this fee includes the preparation of
          our standard daily report)                                                            $7,500.00

   II.    Examining Letters of Transmittal and accompanying securities, each                       $14.00

  III.    Items requiring additional handling (legal items, option items,                          $11.00
          correspondence items, partial tenders, window items, and items not providing a taxpayer identification number), each

   IV.    Guarantee items and Withdrawal items, each                                               $11.00

    V.    Preparing and filing Form 1099B with tendering stockholder and appropriate               Waived
          government agencies, each

   VI.    Backup withholding 31% of purchase price as tax, where applicable, each                  Waived

  VII.    Calculating pro-rata items, each                                                            N/A

 VIII.    Midnight Expirations, each                                                            $2,500.00

   IX.    Extensions of Offer, each                                                             $2,500.00

    X.    Special Services                                                                   By Appraisal

   XI.    Reasonable-of-pocket expenses, including overtime and microfilming
          of letters of transmittal and attached documentation                                 Additional

          If the aggregate amount of the fees charged as described above, exclusive of Special Services and out-of-pocket expenses, is less than $20,000.00, such fees shall not be payable and a total fee of $20,000.00 shall be payable in lieu of such fees.




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